Exhibit 3 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.



                                   Cede & Co.
                        c/o The Depository Trust Company
                                7 Hanover Square
                            New York, New York  10004

   September 10, 1997

   Barbara C. Weddle
   Secretary
   SWVA  Bancshares, Inc.
   302 Second Street, S.W.
   Roanoke, VA  24001-1597

        Re: Inspection of Books and Records Including a Stocklist of SWVA Bancshares, Inc. Pursuant to Article 18, Sections 13.1-770, 13.1-771 and 13.1-772 of the Virginia Stock Corporation Act

   Dear Ms. Weddle:

   Cede & Co., the nominee of The Depository Trust Company ("DTC"), is a holder of record of shares of common stock (the "Common Stock") of SWVA Bancshares, Inc., a Virginia corporation (the "Company"). DTC is informed by its Participant, J.C. Bradford & Co. ("Participant") that on the date hereof, 26,000 of such shares (the "Shares") credited to Participant's DTC account are beneficially owned by Richard J. Nelson, a customer of the Participant (the "Customer").

   Pursuant to Sections 13.1-770, 13.1-771 and 13.1-772 of the Virginia Stock Corporation Act, at the request of the participant and on behalf of the Customer, Cede & Co., as record holder of the Shares, hereby demands the right (by attorney or other agent), during the usual hours for business, to inspect the following books, records, and other documents of the Company (the "Books and Records") and to make copies or extracts therefrom:

        With respect to the election of directors at the 1997 Annual Meeting of Stockholders of the Company and any recommendations or communications from shareholders regarding such nominations or election of directors, excerpts from minutes of any meeting of the board of directors and records of any action or discussion by a committee of the directors while acting in place of the board of directors on behalf of the Company.

   Pursuant to Section 13.1-770, 13.1-771 and 13.1-772 of the Virginia Stock Corporation Act, at the request of the Participant and on behalf of the Customer, Cede & Co., as record holder of the Shares, hereby demands the right (by attorney or other agent), during the usual hours for business, to inspect the following Stocklist Materials currently in possession of the Company and/or its agents, and updated as of the record date for the 1997 Annual Meeting of Stockholders of the Company, and to make copies or extracts therefrom:

   1. The most recent record of Company shareholders, including names and addresses of all shareholders, in alphabetical order by class and series, if any, of shares showing the number and class and series, if any, of shares held by each;

   2. All information in the Company's or its agent's possession and/or subject to its direction or control and/or which can be obtained from nominees of any central depository system, relating to the breakdown of all brokerage and financial institutions holding shares for their customers in street name and a breakdown of holdings which appear on the corporate stock ledger under names of my central depository system (e.g., Cede & Co.);

   3. A list of the names, addresses and securities positions of non-objecting beneficial owners and acquiescing beneficial owners obtained by the Company from brokers and dealers pursuant to the applicable rules promulgated under the Securities Exchange Act of 1934, as amended; and

   4. A list of the names and addresses of employees of employee participants in any stock ownership plan of the Company as of the date of the stockholder list.

   In addition to the above, please provide the following Stocklist Materials currently in the possession of the Company and /or its agents, and updated as of the record date for the 1997 Annual Meeting of Stockholders of the Company;

        A.   The Pershing/DLJ omnibus proxy list;
        B.   The Philadep omnibus proxy list;
        C. Any other omnibus proxies produced by ADP for client banks or brokers, listing among other things any respondent positions;
        D. Any omnibus proxy produced by Bank of New York, or any other bank or broker, listing among other things any respondent positions; and
        E. Any record date information provided by ADP relative to the shares held for their clients, and the number of holders at each of their client firms hold SWVA Bancshares, Inc. shares.

   Cede & Co. has been advised by the participant that the purposes of this demand for the Stocklist Materials and Books and records are (1) to enable the Customer to communicate with stockholders regarding their investment as stockholders and (2) to communicate with stockholders regarding a possible proxy contest of consent solicitation.

   Cede & Co. has been advised by the Participant that the Customer will bear the reasonable costs incurred by the Company, including the cost of its transfer agent(s) or registrar(s) in connection with the production of the information demanded with respect to the above-described Books and Records and Stocklist Materials.

   Please advise Richard J. Nelson, 350 E. Michigan Avenue, Suite 500, Kalamazoo, MI 49007, telephone (616) 344-4993, where and when the Books and Records and the Stocklist Materials will be available.

   The undersigned hereby authorizes Dewey W. Chapple, Jr., and the law firms of Foley and Lardner, and Morris, Nichols, Araht & Tunnel, and their respective partners, associates, employees and any other person to be designated by them, acting together, singly or in combination, to conduct the inspect and copying herein demanded.

   While Cede & Co. is furnishing the demands stated herein as the stockholder of record of the Shares, it does so at the request of Participant and only as a nominal party for the true party in interest, the Customer. Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that the Customer. Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that the Customer is not denied its rights as the beneficial owner of the Shares, and Cede & Co. assumes no further responsibility for this matter.

   Very truly yours,

   Cede & Co.

   By:  /s/ John L. Scheuermann
        John L. Scheuermann, Partner

   STATE OF NEW YORK             )
                                 )    SS.
   COUNTY OF NEW YORK            )


       John L. Scheuermann, having been first duly sworn according to law, deposes and says that he(she) is a partner of Cede & Co., that he(she) is authorized to execute the foregoing demand for a stocklist and corporate books and record and to make the demand designations, authorizations and representations contained therein, and that the facts and statements contained in the foregoing are true and correct.

                                 Cede & Co.

                                 By: /s/ John L. Scheuermann
                                 John L. Scheuermann, Partner



   SWORN TO AND SUBSCRIBED before me
   this 17th  day of September, 1997.



   /s/ Sue Ann Vajda
         Notary Public